Exhibit 10.4

April 13, 2015

VIA HAND DELIVERY

Arthur J. McMahon

319 Stearns Street

Carlisle, MA 01741

Re:                             Separation Agreement

Dear Art:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Synta Pharmaceuticals Corp. (“Synta”). Payment of the Separation Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement.  This Agreement shall become effective on the date that is the eighth (8th) day following your execution of it, as explained more fully in Section 7 below (the “Effective Date”).

1.                                      Separation of Employment.  As we discussed, your employment with Synta shall end effective June 30, 2015 (the “Separation Date”).  Between the Effective Date and the Separation Date (unless terminated at an earlier time by either party): (a) your employment shall continue under the same terms and conditions in existence prior to the Effective Date, (b) you shall continue to be paid at your current base salary in accordance with Synta’s normal payroll practices, and to participate in Synta’s benefit plans under the same terms and conditions as you currently are participating, and (c) you shall be expected to perform your normal work duties and responsibilities.  From and after the Separation Date, you shall not represent yourself or perform services as an employee of Synta or any of its subsidiaries or affiliates.  As of the Separation Date, you shall resign from any other positions on which you served with respect to Synta and such subsidiaries and affiliates.

2.                                      Separation Benefit.  In exchange for the promises and covenants contained herein, including but not limited to your release of claims, Synta agrees to provide you with the following (together, the “Separation Benefit”), provided that you remain continuously employed by Synta between the Effective Date and the Separation Date, that you remain in compliance with this Agreement and applicable Synta policies, and that you sign and return to Synta the Supplemental Release attached as Exhibit A within the timeframe described in the Supplemental Release:

(a)                                 Synta shall provide you or, upon your death, your estate with payment of an amount equal to six (6) months of your current base salary, less applicable federal, state, local and other employment-related deductions, paid in equal installments in accordance with Synta’s normal payroll practices over the six (6) month period following the Effective Date of the Supplemental Release.

(b)                                 In the event that you choose to exercise your right under COBRA(1) to continue your participation in Synta’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you sign this Agreement), Synta shall pay for the costs for such coverage for the six (6) month period following your Separation Date, except for your co-pay (if any) which shall be deducted from your severance payments described in Section 2(a) above, to the same extent that such insurance is provided to persons then currently employed by Synta, provided that

(1)                                 “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide Synta with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

(c)                                  Synta shall: (i) accelerate the vesting of unvested options under Synta’s 2006 Stock Plan (the “Stock Plan”) and any Stock Option Agreements executed by you pursuant thereto (the “Option Agreement”) such that your options to purchase a total of 489,348 shares of Synta common stock subject to the Stock Plan and the Option Agreements shall be fully vested and exercisable as of the Effective Date of the Supplemental Release (the “Vested Options”), and (ii) extend the exercise period of the Vested Options under the Stock Option Agreement (including by your estate in the event of your death or Disability as described in the applicable Option Agreement) to the earlier of eighteen (18) months following the Separation Date or the expiration date of the applicable Vested Options as set forth in the Stock Plan and/or Option Agreement.  Please note that the acceleration of vesting of options may cause certain options currently deemed to be incentive stock options taxable in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, to be converted into non-qualified stock options which are taxable upon exercise.  You acknowledge and agree that Synta does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any stock options. The terms and conditions of the Stock Plan and the Option Agreement are incorporated herein by reference and shall survive the signing of this Agreement.

You acknowledge and agree that the Separation Benefit is not otherwise due or owing to you under any Synta policy or practice. You further acknowledge that except for the Separation Benefit, your final wages, any accrued but unused vacation, and any properly incurred but not yet reimbursed business expenses (each of which shall be paid or reimbursed, as the case may be, in accordance with Synta’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from Synta including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity, stock, stock options, paid time off, or any other form of compensation or benefit.

3.                                      Unemployment Benefits.  By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits.  The determination of your eligibility for such benefits shall be made by the appropriate state agency pursuant to applicable state law. Synta agrees that it shall not contest any claim for unemployment benefits by you.  Synta, of course, shall not be required to falsify any information.

4.                                      Cooperation. During the six (6) months following the Separation Date, you shall cooperate fully with Synta in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation: (a) being available upon reasonable notice to meet with Synta regarding matters in which you have been involved; (b) assisting Synta in transitioning your job duties to other Synta personnel or contractors; and (c) as requested by Synta, assisting in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Synta (including claims or actions against its affiliates and its and their officers and employees), including acting as a witness, providing affidavits, and preparing for, attending and participating in any legal proceeding (including depositions, consultation, discovery or trial) in connection with such claim or action. You further agree that should you be contacted (directly or indirectly) by any person or entity adverse to Synta (for example, by any party representing an individual or entity), you shall promptly notify Synta in writing. You shall be reasonably compensated for your time and reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this section.

5.                                      Confidentiality, Return of Property, Non-Disparagement; Related Matters.  You expressly acknowledge and agree to the following:

(a)                                 You shall adhere to the Non-Competition, Confidentiality and Inventions Agreement between you and Synta regarding confidential information, intellectual property, and non-competition and non-solicitation (the “Non-Disclosure and Non-Competition Agreement”), the terms of which are incorporated herein and shall survive the signing of this Agreement.

(b)                                 You shall promptly return to Synta all Synta documents (and any copies thereof), equipment and property, and you shall abide by any and all common law and statutory obligations relating to protection of Synta’s trade secrets and confidential and proprietary information.

(c)                                  All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such whom disclosure is made agrees to be bound by these confidentiality obligations), to any government agency (except as mandated by state or federal law), or to any business entity.

(d)                                 You shall not make any statements that are disparaging about Synta or its officers, directors and managers, including, but not limited to, any statements that disparage any product, service, finances, financial condition, capability or any other aspect of the business of Synta, and you shall not engage in any conduct that is intended to harm professionally or personally the reputation of Synta or its officers, directors and managers.

(e)                                  A breach of any provision of this section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Synta, shall entitle Synta to recover the Separation Benefit provided to you under this Agreement.

6.                                      Your Release of Claims.

(a)                                 Release.  You agree and acknowledge that by signing this Agreement and accepting the Separation Benefit, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Synta(2) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Synta seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the

(2)                                 For purposes of this section, “Synta” means Synta Pharmaceuticals Corp. and its divisions, affiliates, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

generality of the foregoing, you specifically waive and release Synta from any waivable claim arising from or related to your employment relationship with Synta including, without limitation:

(i)                                    Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to employment,  discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.

(ii)                                Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to wages, hours or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute.  Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay).

(iii)                            Claims under any Massachusetts or any other state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)                             Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended through the Separation Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

(v)                                 Any other Claim arising under other state or federal law.

(b)                               Release Limitation.  Notwithstanding the foregoing, this section does not:

(i)                                    release Synta from any obligation expressly set forth in this Agreement;

(ii)                                waive or release any legal claims which you may not waive or release by law, including but not limited to obligations under workers’ compensation laws;

(iii)                            prohibit you from challenging the validity of this release under federal or state law;

(iv)                             prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; or

(v)                                 prohibit you from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Please note, however, that your waiver and release are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim, including those raised through a charge with the EEOC or similar state agency, except those which cannot be released under law. Accordingly, nothing in this section shall be deemed to limit Synta’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim.

(c)                                   Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefit provided to you under the terms of this Agreement.

7.                                      ADEA/OWBPA Review and Revocation Period.  You and Synta acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is Synta’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Consistent with the provisions of the ADEA and OWBPA, Synta also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Deborah Southmayd, Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, MA 02421. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission at the above-referenced address.

8.                                      Taxes and Withholdings.  The Separation Benefit provided under this Agreement shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Synta does not guarantee the tax treatment or tax consequences associated with any payment or benefit under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code.

9.                                      Modification; Waiver; Severability.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Synta to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Synta’s right to seek enforcement of such provision in the future.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

10.                               Choice of Law and Venue; Jury Waiver.  This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.

11.                               Entire Agreement.  You acknowledge and agree that this Agreement, along with the specific agreements that are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, supersede any and all prior or contemporaneous oral and written agreements between you and Synta, and set forth the entire agreement between you and Synta.

12.                               Knowing and Voluntary Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Synta nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Deborah Southmayd, Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, MA 02421. If Synta does not receive your acceptance within twenty-one (21) days, the Agreement shall terminate and be of no further force or effect.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

		By:	/s/ Anne Whitaker
Anne Whitaker
President and Chief Executive Officer

		Dated:	4/14/15

Agreed and Acknowledged:

/s/ Arthur J. McMahon
Arthur J. McMahon

Dated:	4/14/15

EXHIBIT A

SUPPLEMENTAL RELEASE OF CLAIMS

(a)                     Release.  In consideration of the covenants set forth in my separation agreement with Synta Pharmaceuticals, Inc. (“Synta”) dated       , 2015 (the “Separation Agreement”) and the benefits provided to me in the Separation Agreement, I am knowingly and voluntarily signing this supplemental release (the “Supplemental Release”), which waives and releases my right to assert any form of legal claim against Synta(3) whatsoever for any alleged action, inaction or circumstance existing or arising from the date I signed the Separation Agreement through the Separation Date. This Supplemental Release bars any form of legal claim, charge, complaint or other action (collectively “Claims”) against Synta seeking any form of relief, including equitable relief, the recovery of any damages, or any other form of monetary recovery (including back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), for any alleged action, inaction or circumstance existing or arising between the date I signed the Separation Agreement through the Separation Date, including:

i.                       Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to employment,  discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, and any similar Massachusetts or other state or federal statute.

ii.             Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to wages, hours or other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute. This section specifically includes a waiver and release of Claims that I have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay).

iii.         Claims under any Massachusetts or any other state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(3)                                 For purposes of this Supplemental Release, “Synta” means Synta Pharmaceuticals Corp. and its divisions, affiliates, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

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iv.          Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

v.              Any other Claim arising under other state or federal law.

(b)                     Release Limitation.  I acknowledge and agree that this Supplemental Release does not: (i) release Synta from any obligation expressly set forth in the Separation Agreement; (ii) waive or release any legal claims which I may not waive or release by law, including obligations workers’ compensation laws; (iii) prohibit me from challenging the validity of this Supplemental Release under federal or state law; (iv) prohibit me from filing a charge or complaint of employment-related discrimination with the EEOC or similar state agency; or (v) prohibit me from participating in any investigation or proceeding conducted by the EEOC or similar state agency.  I understand, however, that this supplemental release is intended to be a complete bar to any recovery or personal benefit by or to me with respect to any claim, including those raised through a charge with the EEOC or similar state agency, except those which cannot be released under law. Accordingly, nothing in this Supplemental Release shall limit Synta’s right to seek dismissal of such charge or complaint on the basis that my signing of this Supplemental Release constitutes a full release of any individual rights, or to seek restitution to the extent permitted by law of the benefits provided under the Separation Agreement in the event I successfully challenge the validity of this Supplemental Release and prevail in any claim.

(c)                      Acknowledgement.  I expressly acknowledge and agree that, but for providing the foregoing Supplemental Release, I would not be receiving the consideration being provided to me under the terms of the Separation Agreement.

I acknowledge that: (a) I am over the age of 40 and have specific rights under the ADEA and OWBPA, which prohibit discrimination on the basis of age, (b) it is Synta’s desire and intent to make certain that I fully understand the provisions and effects of this Supplemental Release, (c) I have been given the opportunity to consult with legal counsel for the purpose of reviewing this Supplemental Release, (d) I am being provided with at least twenty one (21) days in which to accept this Supplemental Release by signing below and returning it to Deborah Southmayd, Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, MA 02421, and (e) I may rescind my assent to this Supplemental Release if, within seven (7) days, I deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to Ms. Southmayd.

This Supplemental Release may be signed any date within 21 days following the Separation Date.  This Supplemental Release shall become effective on the eighth (8th) day following the date provided below, and such 8th day shall be the “Effective Date” of the Supplemental Release.

Agreed and Acknowledged:

/s/ Arthur J. McMahon
Arthur J. McMahon

Dated:

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